Exhibit 16
Letter from Stark Tinter & Associates, LLC Item 304(a)



Stark Tinter & Associates, LLC
7535 East Hampden Ave. Suite 109
Denver, CO 80231

August 8, 2001

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: I.A. EUROPE, INC., (formerly MAS Acquisition XXVII Corp.)

Gentlemen:

Pursuant to the request of the above referenced Company, we affirm that:

     (1) We have read the Company's response to Item 4 of Form 8-
K dated August 1, 2001; and

     (2) We agree with the response.


Very Truly Yours,

/s/ Stark Tinter & Associates, LLC